                                                                   EXHIBIT 10.37


                                 CYPRESS CENTER


                                 LEASE AGREEMENT

                                 by and between

                              RNM LAKEVILLE, L.P.,
                        a California Limited Partnership
                                  ("Landlord")

                                       and


                      ADVANCED FIBRE COMMUNICATIONS, INC.,
                             a Delaware corporation
                                   ("Tenant")

                                TABLE OF CONTENTS


1.     Parties.............................................................1
2.     Demise of Premises..................................................1
3.     Lease Term..........................................................1
4.     Rent................................................................3
5.     Use of Premises.....................................................6
6.     Taxes and Assessments...............................................6
7.     Insurance...........................................................8
8.     Utilities and Other Services.......................................10
9.     Repairs and Maintenance............................................10
10.    Alterations........................................................11
11.    Condition of and Acceptance of the Premises........................12
12.    Default............................................................13
13.    Destruction........................................................16
14.    Condemnation.......................................................18
15.    Subleasing and Assignment..........................................19
16.    Mechanics Liens....................................................20
17.    Inspection of the Premises.........................................21
18.    Compliance with Laws...............................................21
19.    Subordination......................................................21
20.    Signs..............................................................22
21.    Option to Extend...................................................23
22.    Right of First Offer...............................................24
23.    Surrender of the Premises..........................................25
24.    Holding Over.......................................................25
25.    Notices............................................................25
26.    Attorneys' Fees....................................................26
27.    Successors.........................................................26
28.    Mortgagee Protection...............................................26
29.    Estoppel Certificate...............................................27
30.    Surrender of Lease Not Merger......................................27
31.    Waiver.............................................................27
32.    General............................................................27
33.    Authority..........................................................29
34.    CC&R's.............................................................29
35.    Brokers............................................................29
36.    Limitation on Landlord's Liability.................................29
37.    Hazardous Material.................................................30
38.    Integration........................................................31


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                                 CYPRESS CENTER
                                 LEASE AGREEMENT


      1. Parties. This Lease, dated for reference purposes as of September 19, 1997, is made by and between RNM LAKEVILLE, L.P., a California Limited Partnership ("Landlord"), and ADVANCED FIBRE COMMUNICATIONS, INC., a Delaware corporation ("Tenant").

      2. Demise of Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, upon the terms and conditions hereinafter set forth, those certain premises commonly known as 2210 South McDowell Boulevard (the "Premises"), located on that certain parcel of real property more particularly described in Exhibit A attached hereto (the "Property") situated in Petaluma, County of Sonoma, State of California, described as follows:

            A. That certain single story building shell (the "Building") constructed in accordance with the plans and specifications listed on Exhibit B attached hereto.

            B. The improvements (the "Tenant Improvements") to be constructed in and about the Building in accordance with the provisions of the Tenant Improvement Agreement attached hereto as Exhibit C (the "Improvement Agreement"). The Building and the Tenant Improvements are collectively referred to in this Lease as the "Improvements".

            C. Notwithstanding the foregoing, until the Expansion Date (as defined in Paragraph 3.C below), Tenant shall lease approximately 140,000 square feet of the Building outlined as Phases I and II on Exhibit D and the Improvements contained therein (the "Initial Premises") and the rights to use the Property for parking and ingress and egress to the Initial Premises in common with any Temporary Tenant (as defined in Paragraph 4.F below). On the Expansion Date, Tenant shall lease the entire Premises, including approximately 45,841 square feet outlined as Phase III on Exhibit D (the "Expansion Premises"). Where the term "Premises" is used in this Lease relative to the time prior to the Expansion Date, such term shall be deemed to refer only to the Initial Premises.

      3.    Lease Term.

            A. Lease Term. The term of this Lease ("Lease Term") shall be for twelve (12) years commencing on the Commencement Date and ending twelve (12)


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years thereafter unless sooner terminated pursuant to any provision hereof or unless extended pursuant to Paragraph 21 below.

            B. Commencement Date. As used in this Lease, the term "Commencement Date" shall mean the date of Substantial Completion of the Tenant Improvements in the Initial Premises in accordance with the provisions of the Improvement Agreement.

            C. Expansion Date. As used in this Lease, the "Expansion Date" shall mean the later of (i) January 1, 1999, or (ii) the date when all of the following have occurred:


                  (i) Substantial Completion of the Tenant Improvements in the Expansion Premises substantially similar in construction quality to, and with utilities which are compatible with, the Tenant Improvements in the Initial Premises (except for minor punchlist items which do not substantially interfere with Tenant's use of the Expansion Premises), and;

                  (ii) Any Temporary Tenant(s) of the Expansion Premises shall have vacated the Expansion Premises.

            D. Acceleration of Expansion Date. Notwithstanding the terms set forth above, Tenant, at its option, may accelerate the Expansion Date by delivering written notice to Landlord not less than sixty (60) days prior to the requested accelerated Expansion Date. Landlord shall use its best efforts to delivery the Expansion Premises to Tenant in the condition set forth in Subparagraph 3.C by the requested accelerated Expansion Date. Following Landlord's delivery of the Expansion Premises to Tenant, the Monthly Installment of Rent shall increase by $0.75 per square foot of the Expansion Premises for the period between the accelerated Expansion Date and January 1, 1999. Tenant's right to accelerate the Expansion Date shall be subject to the rights of any and all Temporary Tenants of the Expansion Premises.

            E. Early Entry. Tenant may enter the Initial Premises during the four (4) weeks prior to the Commencement Date to install fixtures and equipment therein, and Tenant may enter the Expansion Premises during the four (4) weeks prior to the Expansion Date to install fixtures and equipment therein: provided, in each case, Tenant obtains Landlord's prior, written approval, which shall not be unreasonably withheld or delayed. In addition, Tenant may enter approximately 20,000 square feet of the Premises outlined as Phase I on Exhibit D prior to the Commencement Date but following Substantial Completion of the Tenant Improvements in Phase I. All entries shall be subject to all of the terms and conditions of this Lease, excepting only the obligation to pay the Monthly Installment of rent or Additional Rent (as defined in


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paragraph 4.D below) shall not commence until the Commencement Date. Tenant shall coordinate its entry onto the Premises with Landlord and the contractors and other personnel employed by Landlord. Tenant shall at all times while exercising its right of entry, refrain from interfering with the construction activities of Landlord's personnel. In any case, Tenant shall repair any damage to the Improvements constructed by Landlord resulting from the entry upon the Premises by Tenant or Tenant's Agents prior to the Commencement Date or the Expansion Date, as appropriate, or caused by the installation of fixtures and equipment by Tenant or Tenant's Agents. If the entry by Tenant or Tenant's Agents upon the Premises prior to the Commencement Date or the Expansion Date interferes with Landlord's construction activities, then Landlord shall give Tenant written notice requesting that Tenant cease such interference. If Tenant does not immediately comply with such notice from Landlord requesting that Tenant cease interference with Landlord's construction activities, and if the entry by Tenant prior to the Commencement Date or the Expansion Date causes a delay in completing the construction of the Tenant Improvements, then the Commencement Date or the Expansion Date shall be deemed to have occurred on the date the Tenant Improvements would have been completed had there been no such delay caused by Tenant or its Agents. If Tenant does not immediately comply with notice from Landlord requesting that Tenant cease any interference with Landlord's construction activities, then Tenant shall be required to vacate the Premises and shall have no further right to enter the Premises until the Commencement Date or the Expansion Date.

      4.    Rent.

            A. Time of Payment. Commencing on the Commencement Date, Tenant shall pay to Landlord as rent for the Premises the respective sums specified in Subparagraph 4.B below (the "Monthly Installment") each month in advance on the first day of each calendar month, without deduction or offset, prior notice or demand, together with such Additional Rent as is payable by Tenant to Landlord under the terms of this Lease. The Monthly Installment for any period during the Lease Term which is less than one (1) full month shall be a pro rata portion of the Monthly Installment based upon a thirty (30) day month.

            B. Monthly Installment. The Monthly Installment of rent shall be the following respective amounts during the following respective time periods:

            LEASE MONTH              MONTHLY INSTALLMENT
            -----------              -------------------
             Year   1
             Month  1                         0
             Months 2-4                  $ 22,333

             Months 5-8                  $ 45,000
             Months 9-12                 $ 67,500


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             Year   2
             Months 1-6                    90,000
             Months 7-9                  $112,500
             Months 10-12                $139,381

             Year   3                    $167,257
             Year   4                    $167,257
             Year   5                    $167,257
             Year   6                    $167,257
             Year   7                    $167,257
             Year   8                    $167,257
             Year   9                    $176,549
             Year   10                   $176,549
             Year   11                   $176,549
             Year   12                   $176,549

            C. Late Charge. Tenant acknowledges that late payment by Tenant to Landlord of rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any mortgage or deed of trust covering the Premises. Accordingly, if any installment of rent or any other sum due from Tenant shall not be received by Landlord within ten (10) days after written notice from Landlord, then Landlord may impose, as Additional Rent, a late charge equal to six percent (6%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant's default with respect to such overdue amount, nor prevent Landlord from exercising any of its other rights and remedies granted hereunder.

            D. Additional Rent. All other payments due from Tenant to Landlord hereunder, including without limitation taxes, insurance premiums, maintenance and repair costs, payments of the Tenant Improvement Loan, Management Fees, late charges, costs, and expenses, together with all interest and penalties that may accrue thereon in the event of Tenant's failure to pay such amounts, and all reasonable damages, costs, and attorneys' fees and expenses which Landlord may incur by reason of any default of Tenant or failure on Tenant's part to comply with the terms of this Lease, shall be deemed to be additional rent ("Additional Rent") and shall be paid in addition to the Monthly Installment of rent, and, in the event of nonpayment by Tenant,


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Landlord shall have all of the rights and remedies with respect thereto as
Landlord has for the nonpayment of the Monthly Installment of rent.

            E. Management Fee. With each payment of the Monthly Installment of rent, Tenant shall pay to Landlord a monthly management fee equal to $2,000 per month, increasing, at the option by of the Landlord, by up two and one-half percent (2 1/2%) on each anniversary of the Commencement Date.

            F. Temporary Tenants. Landlord reserves the right to lease all or any portion of the Expansion Premises to any other tenant or tenants ("Temporary Tenant") under the following conditions: (i) Tenant shall approve (which approval shall not be unreasonably withheld or delayed) the identity of the Temporary Tenant, the location of its premises, and any improvement required for such Temporary Tenant, (ii) Tenant shall not be liable for any costs or expenses associated with any lease to any Temporary Tenant, including construction or cleanup costs, (iii) any such lease terminates prior to the Expansion Date, and
(iv) during the term of any lease to a Temporary Tenant(s) Tenant's share of Property Taxes, reimbursement of insurance premiums and reimbursement of operating expenses shall be decreased in proportion to the total square footage of the Building, being leased to the Temporary Tenant(s).

            G. Place of Payment. Rent shall be payable in lawful money of the United States of America to Landlord at 135 Main Street, San Francisco, California 94105 or to such other person(s) or at such other place(s) as Landlord may designate in writing.

            H. Advance Payment. Concurrently with the execution of this Lease, Tenant shall pay to Landlord the sum of One Hundred, Thirty-Nine Thousand Three Hundred Eighty-One Dollars ($139,381) to be applied to the Monthly Installment of rent due for the twenty-second (22nd) month following the Commencement Date.

            I. Interest on Past Due Obligations. Any Monthly Installment of rent due from Tenant, or any other sum due under this Lease from Tenant, which is received by Landlord after the date ten (10) days after the date due, shall bear interest from said due date until paid, at an annual rate equal to the lower of (the "Permitted Rate"): (1) twelve percent (12%); or (2) five percent (5%) plus the rate established by the Federal Reserve Bank of San Francisco, as of the twenty-fifth (25th) day of the month immediately preceding the due date, on advances to member Banks. Payment of such interest shall not excuse or cure any default by Tenant.


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
      5.    Use of Premises.

            A. Restrictions on Use. Tenant shall use the Premises only in conformance with the CC&R's (as defined below) and applicable governmental Laws, regulations, rules and ordinances for the purpose of manufacturing of telecommunications equipment and related and ancillary office uses and for no other purpose without the consent of Landlord, which shall not be unreasonably withheld. Tenant shall not commit or suffer to be committed, any waste upon the Premises, or any nuisance, or other acts or things which may disturb the quiet enjoyment of any tenant or user of the buildings adjacent to the Premises, or allow any sale by auction upon the Premises, or allow the Premises to be used for any unlawful purpose, or place any loads upon the floor, walls or ceiling which would endanger the structure, or place any harmful liquids in the drainage system of the Premises. No waste materials or refuse shall be dumped upon or permitted to remain upon any part of the Premises outside of the Building, except in trash containers placed inside exterior enclosures designated for that purpose by Landlord. No materials, supplies, equipment, finished products or semifinished products, raw materials or articles of any nature shall be stored upon or permitted to remain on any portion of the property outside of the Building. Tenant shall strictly comply with the provisions of Paragraph 37 below.

      6.    Taxes and Assessments.

            A. Tenant's Property. Tenant shall pay before delinquency any and all taxes and assessments, license fees and public charges levied, assessed or imposed upon or against Tenant's fixtures, equipment, furnishings, furniture, appliances and personal property installed or located on or within the Premises. Tenant shall use its best efforts to cause said fixtures, equipment, furnishings, furniture, appliances and personal property to be assessed and billed separately from the real property of Landlord. If any of Tenant's said personal property shall be assessed with Landlord's real property, Tenant shall pay Landlord the taxes attributable to Tenant within ten (10) days after receipt of a written statement from Landlord setting forth the taxes applicable to Tenant's property.

            B. Property Taxes. Tenant shall pay, as Additional Rent, one hundred percent (100%) of all Property Taxes levied or assessed with respect to the Improvements, Building, Property and the Premises which become due or accrue during the term of this Lease. Tenant shall pay such Property Taxes to Landlord not later than (i) ten (10) days prior to the delinquency date of such Property Taxes, or (ii) twenty (20) days after receipt of billing, whichever is later. If Tenant fails to do so, Tenant shall reimburse Landlord, on demand, for all interest, late fees and penalties that the taxing authority charges Landlord. Tenant's liability hereunder shall be prorated to reflect the Commencement Date and termination dates of this Lease.


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            C.    Property Taxes Defined. For the purpose of this Lease,
"Property Taxes" means and includes all taxes, assessments (including, but not limited to, assessments for all public improvements or benefits, taxes based on vehicles utilizing parking areas, taxes based or measured by the rent paid, payable or received under this Lease, taxes on the value, use, or occupancy of the Premises, the Building and/or the Property, and all other governmental impositions and charges of every kind and nature whatsoever, whether or not customary or within the contemplation of the parties hereto and regardless of whether the same shall be extraordinary or ordinary, general or special, unforeseen or foreseen, or similar or dissimilar to any of the foregoing which, at any time during the Lease Term, shall be applicable to the Premises, the Building and/or the Property or assessed, levied or imposed upon the Premises, the Building and/or the Property, or become due and payable and a lien or charge upon the Premises, the Building and/or the Property, or any part thereof, under or by virtue of any present or future Laws, statutes, ordinances, regulations or other requirements of any governmental authority whatsoever. The term "Property Taxes" shall not include any federal, state or local net income, estate, gift or inheritance tax imposed on Landlord.

            D. Other Taxes. Tenant shall, as Additional Rent, pay or reimburse Landlord for any tax based upon, allocable to, or measured by the area of the Premises or the Building or the Property; or by the rent paid, payable or received under this Lease; any tax upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of the Premises or any portion thereof, any privilege tax, excise tax, business and occupation tax, gross receipts tax, sales and/or use tax, water tax, sewer tax, employee tax occupational license tax imposed upon Landlord or Tenant with respect to the Premises, any tax upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

            E. Tenant's Right to Contest. Tenant shall have the right, by appropriate proceedings, to protest or contest any assessment, reassessment or allocation of Property Taxes or any change therein. In the contest or proceedings, Tenant may act in its own name and/or the name of Landlord and Landlord will, at Tenant's request and expense, cooperate with Tenant in any way Tenant may reasonably require in connection with such contest. Tenant must pay all Property Taxes as and when required by Paragraph 6.B, even those which are the subject of such protest or contest, but Tenant may sue to recover overpayments of Property Taxes as part of any such contest. With respect to any contest of Property Taxes, Tenant shall indemnify and hold Landlord and the Premises harmless from any liens or damage arising out of such protest or contest and shall pay any judgment that may be rendered for which Tenant would otherwise be liable under this Lease without such contest or protest. Any contest conducted by Tenant under this paragraph shall be at Tenant's expense and if interest


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
or late charges become payable as a result of such contest or protest, Tenant shall pay the same.

      7.    Insurance.

            A. Indemnity. Tenant agrees to indemnify, protect and defend Landlord against and hold Landlord harmless from any and all claims, causes of action, judgments, obligations or liabilities, and all reasonable expenses incurred in investigating or resisting the same (including reasonable attorneys' fees), on account of, or arising out of, the operation, maintenance, use or occupancy of the Premises by Tenant and/or its Agents (except for the sole negligence or willful misconduct of Landlord or its Agents). This Lease is made on the express understanding that Landlord shall not be liable for, or suffer loss by reason of, injury to person or property, from whatever cause (except for the sole negligence or willful misconduct of Landlord or its Agents), which in any way may be connected with the operation, maintenance, use or occupancy of the Premises by Tenant and/or its Agents specifically including, without limitation, any liability for injury to the person or property of Tenant or its Agents.

            B. Liability Insurance. Tenant shall, at Tenant's expense, obtain and keep in force during the term of this Lease a policy of comprehensive public liability insurance insuring Landlord and Tenant against claims and liabilities arising out of the operation, maintenance, use, or occupancy of the Premises. Such insurance shall provide combined single limit coverage of not less than Two Million Dollars ($2,000,000.00) per occurrence with a Ten Million Dollar ($10,000,000) umbrella coverage. Landlord shall have the right to require Tenant to increase the amount of coverage of such public liability insurance to the extent reasonably necessary to bring such insurance coverage into conformity with the level of coverage commonly carried by similar businesses in California. The insurance shall be provided by companies with a Best's Insurance Guide rating of at least A or otherwise approved by Landlord. Tenant shall deliver to Landlord, prior to possession, and at least thirty (30) days prior to the expiration of coverage, a certificate of insurance evidencing the existence of the policy required hereunder and such certificate shall certify that the policy
(1) names Landlord and Landlord's property manager as an additional insured, (2) shall not be canceled or altered without thirty (30) days prior written notice to Landlord, (3) insures performance of the indemnity set forth in Subparagraph 7.A above, (4) the coverage is primary and any coverage by Landlord is in excess thereto and (5) contains a cross liability endorsement.

      Landlord shall maintain a policy or policies of comprehensive general liability insurance insuring Landlord (and such others as are designated by Landlord), against liability for personal injury, bodily injury, death and damage to property occurring or resulting from an occurrence in, on or about the Premises, with such limits of coverage


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as Landlord may from time to time determine are reasonably necessary for its protection but in no event less than Two Million Dollars ($2,000,000) per occurrence with a Ten Million Dollar ($10,000,000 umbrella coverage. Tenant shall, as Additional Rent, reimburse Landlord for the cost of any such insurance policy within ten (10) days after receipt of billing.

            C. Property Insurance. Landlord shall, at Tenant's expense, obtain and keep in force during the Lease Term a policy of insurance covering loss or damage to the Building and Tenant Improvements, in the amount of at least eighty percent (80%) of the full replacement value thereof with Agreed Amount Endorsement, providing protection against those perils included within the classification of "all risk" insurance, flood insurance, earthquake insurance, Plus a policy of rental abatement income insurance in the amount of one hundred percent (100%) of twelve (12) months' rent (including, without limitation, sums payable as Additional Rent), and any other coverages which may be required from time to time by Landlord's Lender. Landlord shall have the right to procure the foregoing coverage by means of a blanket policy provided that the coverage allocated under such blanket policy with respect to the Premises is at least equivalent to the coverage that Landlord is obligated to provide under this Paragraph 7.C. Tenant shall, as Additional Rent, reimburse Landlord for the full cost of such insurance within ten (10) days after receipt of billing.

            D. Tenant's Personal Property Insurance. Tenant, at Tenant's own expense, shall maintain in full force and effect on all of its fixtures, equipment and personal property in the Premises, a policy of "All Risk" coverage insurance to the extent of at least eighty percent (80%) of the insurable value. Tenant assumes all risk, and Landlord shall have no liability for any insured or uninsured loss or damage to Tenant's personal property, trade fixtures or improvements, except to the extent such loss or damage is attributable to Landlord's intentional misconduct or failure of Landlord to comply with its obligations under Subparagraph 9.A. If Tenant desires to pursue a claim for damage to Tenant's personal property due to latent structural defects in construction or design of the Premises against the design and construction professionals who constructed and designed the Premises, then Landlord shall cooperate reasonably in pursuing Tenant's claim against such parties.

            E. Mutual Waiver of Subrogation. Tenant and Landlord hereby mutually waive their respective rights of recovery against each other of any loss of or damage to the property of either party, to the extent such loss or damage is insured by any insurance policy required to be maintained by this Lease or otherwise in force at the time of such loss or damage. Each party shall obtain any special endorsements, if required by the insurer, whereby the insurer waives its right of subrogation against the other party hereto. The provisions of this Subparagraph 7.E shall not apply in those


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
instances in which the waiver of subrogation would cause either party's insurance coverage to be voided or otherwise made uncollectible.

      8. Utilities and Other Services. Tenant shall pay for all water, gas, light, heat, power, electricity, telephone, trash pick-up, sewer charges, janitorial charges, and all other services supplied to or consumed on the Premises, Building, and Property and all taxes and surcharges thereon.

      9.    Repairs and Maintenance.

            A. Landlord's Repairs. Subject to the provisions of Paragraph 13, Landlord shall, at its sole cost and expense, repair and replace the structural elements and exterior walls of the Building including the roof structure and roof membrane (the "Structural Elements") in compliance with all applicable Laws. Landlord shall not, however, be required to perform routine maintenance on the Structural Elements or to maintain, repair or replace the interior surface of exterior walls, nor shall Landlord be required to maintain, repair or replace windows, doors, skylights, plate glass, roofing, caulking, waterproofing, flooring, gutters, down spouts, the electrical, plumbing, lighting, heating, ventilating and air conditioning systems and equipment, and all areas outside the Building (including all landscaping, irrigation systems, paving, driveways, parking areas, sidewalks, fences, sips and exterior lighting). If Landlord elects to perform such routine maintenance, repair and replacement, then Tenant shall reimburse Landlord therefor as Additional Rent; provided, however, that Tenant shall be entitled to participate actively and reasonably in the selection by Landlord of contractors to perform such tasks. Landlord shall have no obligation to commence repairs under this Subparagraph 9.A until at least thirty
(30) days after receipt of written notice from Tenant of the need for such repairs.

            B. Tenant's Repairs. Except as expressly provided in Subparagraph 9.A above and Paragraph 13 below, Tenant shall, at its sole cost, keep and maintain (or reimburse Landlord for its costs required to do so) the entire Premises, and every part thereof, including without limitation, the windows, window frames, plate glass, glazing, skylights, truck doors, doors and all door hardware, the interior walls and partitions, interior surfaces of exterior walls, carpets, flooring, gutters, down spouts, the electrical, plumbing, lighting, heating, ventilating and air conditioning systems and equipment, and all areas outside the Building (including all landscaping, irrigation systems, paving, roofing, driveways, parking areas, sidewalks, fences, signs and exterior lighting) and the Structural Elements in good order, condition and repair, ordinary wear and tear excepted. The term "repairs" shall include replacements, restorations and/or renewals when necessary as well as painting. Tenant's obligation shall extend to all alterations, additions and improvements to the Premises, and all fixtures and appurtenances therein and thereto. Should Tenant fail to commence to make repairs required of Tenant


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
hereunder within ten (10) days after notice from Landlord or should Tenant fail thereafter to diligently complete the repairs, Landlord, in addition to all other remedies available hereunder or by Law and without waiving any alternative remedies, may make the same, and in that event, Tenant shall reimburse Landlord as Additional Rent for the cost of such maintenance or repairs within ten (10) days of written demand by Landlord.

            C. Lease Controls. Landlord shall have no maintenance or repair obligations whatsoever with respect to the Premises except as expressly provided in Subparagraph 9.A and Paragraph 13. Tenant hereby expressly waives the provisions of Subsection 1 of Section 1932 and Sections 1941 and 1942 of the Civil Code of California and all rights to make repairs at the expense of Landlord as provided in Section 1942 of said Civil Code.

      10.   Alterations.

            A. Limitations. Tenant shall not make, or suffer to be made, any alterations, improvements or additions in, on, about or to the Premises or any part thereof, without the prior written consent of Landlord (which consent shall not be unreasonably withheld) and without all applicable building permits issued by the appropriate governmental authority; provided, however, Landlord's consent shall not be required for interior non-structural alterations which cost less than Twenty Thousand Dollars ($20,000) in any twelve (12) month period. As a condition to, and concurrently with, the giving of such consent Landlord may require that Tenant agree to remove any such alterations, improvements or additions at the termination of this Lease, and to restore the Premises to their prior condition. Unless Landlord requires that Tenant remove any such alteration, improvement or addition, any alteration, addition or improvement to the Premises, except movable furniture and trade fixtures not affixed to the Premises, shall become the property of Landlord upon termination of the Lease and shall remain upon and be surrendered with the Premises at the termination of this Lease. Without limiting the generality of the foregoing, all heating, lighting, electrical (including all wiring, conduit, outlets, drops, buss ducts, main and subpanels), air conditioning, partitioning, drapery, and carpet installations made by Tenant regardless of how affixed to the Premises, together with all other additions, alterations and improvements that have become an integral part of the Building, shall be and become the property of the Landlord upon termination of the Lease, and shall not be deemed trade fixtures, and shall remain upon and be surrendered with the Premises at the termination of this Lease.

            B. Alterations Required By Law. If, during the term hereof, any alteration, addition or change of any sort to all or any portion of the Premises (other than those portions of the Premises which Landlord is obligated to maintain and repair pursuant to Paragraph 9.A) is required by Law for Tenant's occupancy of the Premises, then Tenant shall promptly make the same at its sole cost and expense. If, during the term hereof, any Law requires for Tenant's lawful occupancy of the Premises any alteration, addition or change of any sort to the portion of the Premises which Landlord is obligated to maintain and repair pursuant to Paragraph 9.A, then Landlord shall promptly make the same and shall charge Tenant for the cost thereof as provided in Paragraph 9.A.

      11.   Condition of and Acceptance of the Premises.

            A. Compliance. To the best of Landlord's current actual knowledge, Landlord hereby represents and warrants that the Premises do now and at the delivery of possession to Tenant shall, comply with all current laws, regulations, design guidelines and the CC&R's. Landlord hereby agrees to indemnity, protect, defend and hold Tenant harmless against any loss, expense, damage, attorneys' fees or liability arising out of Landlord's breach of the representation and warranty set forth above, subject to the following limitations: (i) prior to enforcing any claim against Landlord with respect to design or construction matters, Tenant shall first seek to enforce such warranty rights and remedies as may be available to Tenant against the architects, contractors and others involved in the design and construction of the Premises, and (ii) Tenant makes any claims against Landlord under this Section within one year following the Commencement Date (or within one year following the Expansion Date with respect to the Expansion Premises).

            B. Acceptance of the Premises, Assignment of Warranties. Subject to the provisions of Section 11.A, by entry and taking possession of the Premises pursuant to this Lease, Tenant accepts the Premises as being in good and sanitary order, condition and repair and accepts the Premises in their condition existing as of the date of such entry and Tenant further accepts the Tenant Improvements to be constructed by Landlord, if any, as being completed in accordance with the plans and specifications for such Tenant Improvements, except for punchlist items. Tenant shall prepare the punchlist with Architect within five (5) business days (sixty (60) days for latent defects) after the Commencement Date (or the Expansion Date with respect to the Expansion Premises), and Landlord shall use good faith efforts to complete each punchlist item, at its sole cost, within thirty (30) business days following notice of the punchlist item. As of the Commencement Date (or the Expansion Date with 'respect to the Improvements within the Expansion Premises), Landlord assigns to Tenant Landlord's warranties and guaranties relating to the Improvements and the Tenant Improvements.

      12.   Default.

            A. Events of Default. A breach of this Lease by Tenant shall exist if any of the following events (hereinafter referred to as "Event of Default") shall occur:

                  (1) Default in the payment when due of any installment of rent or other payment required to be made by Tenant hereunder, where such default shall not have been cured within three (3) days after written notice of such default is given to Tenant;

                  (2) Tenant's failure to perform any other material term, covenant or condition contained in this Lease where such failure shall have continued for twenty (20) days after written notice of such failure is given to Tenant; provided, however, Tenant shall not be deemed in default if Tenant commences to cure such failure within said twenty (20) day period and thereafter diligently prosecutes such cure to completion;

                  (3)   Tenant's abandonment of the Premises;

                  (4) Tenant's assignment of its assets for the benefit of its creditors;

                  (5) The sequestration of, attachment of, or execution on, any substantial part of the property of Tenant or on any property essential to the conduct of Tenant's business shall have occurred and Tenant shall have failed to obtain a return or release of such property within thirty (30) days thereafter, or prior to sale pursuant to such sequestration, attachment or levy, whichever is earlier;

                  (6) Tenant or any guarantor of Tenant's obligations hereunder shall commence any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any Law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seek appointment of a receiver, trustee, custodian, or other similar official for it or for all or any substantial part of its property;

                  (7) Tenant or any such guarantor shall take any corporate action to authorize any of the actions set forth in Clause (6) above; or

                  (8) Any case, proceeding or other action against Tenant or any guarantor of Tenant's obligations hereunder shall be commenced seeking to have an order for relief entered against it as debtor, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any Law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (i) results in the entry of an order for relief against it which is not fully stayed within seven (7) business days after the entry thereof or (ii) remains undismissed for a period of sixty (60) days.

            B. Remedies. Upon any Event of Default, Landlord shall have the following remedies, in addition to all other rights and remedies provided by Law, to which Landlord may resort cumulatively, or in the alternative:

                  (1) Recovery of Tenant Improvement Investment. The parties acknowledge that as consideration for Tenant's performance of all its obligations under this Lease, Landlord is investing the Tenant Allowance and additional costs into the Premises and paying significant broker's commissions. Should an Event of Default occur under the Lease, then, the parties agree that Landlord shall be entitled to recover from Tenant a portion of said investment equal to (A) $1,000,000, less (B) $7,000 per month for each full month between the Commencement Date and the Event of Default.

                  (2) Recovery of Rent. Landlord shall be entitled to keep this Lease in full force and effect in accordance with California Civil Code
Section 1951.4 (whether or not Tenant shall have abandoned the Premises) and to enforce all of its rights and remedies under this Lease, including the right to recover rent and other sums as they become due, plus interest at the Permitted Rate from the due date of each installment of rent or other sum until paid, subject to the provisions of Section 12.B(4) below.

                  (3) Termination. Upon an Event of Default, Landlord may terminate this Lease by giving Tenant not less than five (5) days prior, written notice of termination. Upon the giving of the notice, all of Tenant's rights in the Premises shall terminate. Upon the giving of the notice, Tenant shall surrender and vacate the Premises in the condition required by Paragraph 23, and Landlord may re-enter and take possession of the Premises and all the remaining Improvements or property and eject Tenant or any of Tenants subtenants, assignees or other person or persons claiming any right under or through Tenant or eject some and not others or eject none. This Lease may also be terminated by a judgment specifically providing for termination. Any termination under this paragraph shall not release Tenant from the payment of any sum then due Landlord or from any claim for damages or rent previously accrued or then accruing against Tenant. In no event shall any one or more of the following actions by Landlord constitute a termination of this Lease:

                        (a)   maintenance and preservation of the Premises;

                        (b)   efforts to relet the Premises;

                        (c) appointment of a receiver in order to protect Landlord's interest hereunder;

                        (d) consent to any subletting of the Premises or assignment of this Lease by Tenant, whether pursuant to provisions hereof concerning subletting and assignment or otherwise; or

                        (e) any other action by Landlord or Landlord's Agents intended to mitigate the adverse effects from any breach of this Lease by Tenant.

                  (4) Damages. In the event this Lease is terminated pursuant to Subparagraph 12.B(2) above, or otherwise, Landlord shall be entitled to damages in the following sums:

                        (a) the worth at the time of award of the unpaid rent which has been earned at the time of termination; plus

                        (b) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss which could have been reasonably avoided; plus

                        (c) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss which could be reasonably avoided; and

                        (d) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant's failure to perform Tenant's obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom including, without limitation, the following: (i) expenses for cleaning, repairing or restoring the Premises; (ii) real estate broker's fees, advertising costs and other expenses of reletting the Premises which are reasonably incurred by Landlord; (iii) reasonable costs of carrying the Premises such as taxes and insurance premiums thereon, utilities and security precautions; (iv) expenses in retaking possession of the Premises; and
(v) reasonable attorneys' fees and court costs arising from the Event of Default.

                        (e) The "worth at the time of award" of the amounts referred to in Subparagraphs (a) and (b) of this Paragraph 12.B(4), is computed by allowing interest at the Permitted Rate. The "worth at the time of award" of the amounts referred to in Subparagraph (c) of this Paragraph 12.B(4) is computed by discounting such amount at the discount rate of the Federal Reserve Board of San Francisco at the time of award plus one percent (1%). The term "rent" as used in this Paragraph 12 shall include all sums required to be paid by Tenant to Landlord pursuant to the terms of this Lease.

      13.   Destruction.

            A. Landlord's Duty to Restore. If the Improvements are damaged by any peril after the Commencement Date of this Lease, Landlord shall restore the Premises unless the Lease is terminated by Landlord pursuant to Paragraph 13.B or by Tenant pursuant to Paragraph 13.C. If this Lease is terminated pursuant to either Paragraphs 13.B or 13.C, then all insurance proceeds available from insurance carried by Tenant which covers loss to property that is Landlord's property or would become Landlord's property on the termination of this Lease shall be paid to and become the property of Landlord. If this Lease is not so terminated, then upon receipt of the insurance proceeds (if the loss is covered by insurance) and the issuance of all necessary governmental permits, Landlord shall commence and diligently prosecute to completion the restoration of the Premises, to the extent then allowed by Law, to substantially the same condition in which the Premises were immediately prior to such damage. Landlord's obligation to restore shall be limited to the Building and Tenant Improvements constructed by Landlord as they existed as of the Commencement Date or the Expansion Date, excluding any trade fixtures and/or personal property and/or alterations constructed or installed by Tenant in the Premises. Tenant shall forthwith replace or fully repair all trade fixtures installed by Tenant and existing at the time of such damage or destruction.

            B. Landlord's Right to Terminate. Landlord shall have the option to terminate this Lease in the event any of the following occurs, which option may be exercised only by delivery to Tenant of a written notice of election to terminate within thirty (30) days after the date of such damage:

                  (1) The Improvements are damaged by any peril to such an extent that the estimated restoration cost exceeds fifty percent (50%) of the then actual replacement cost thereof.

                  (2) The Improvements are damaged by any peril not covered by valid and collectible insurance carried by Landlord and in force at the time of such damage or destruction, to such an extent that the estimated restoration cost exceeds five percent (5%) of the then actual replacement cost thereof; provided, however, that Landlord may not terminate this Lease pursuant to this subparagraph if Tenant agrees in writing to pay the amount by which the restoration cost exceeds five percent (5%) of the replacement cost of the Improvements and deposits with Landlord an amount equal to the estimated amount of such excess within thirty (30) days after Landlord has notified Tenant of its election to terminate this Lease pursuant to this subparagraph.

                  (3) The improvements are damaged by any peril during the last twelve (12) months of the Lease Term to such an extent that the estimated cost to restore equals or exceeds an amount equal to six (6) times the Monthly Installment of rent then due; provided, however, that Landlord may not terminate this Lease pursuant to this subparagraph if Tenant, at the time of such damage, has an express written option to further extend the term of this Lease and Tenant exercises such option to so further extend the Lease Term within fifteen
(15) days following the date of such damage.

                  (4) The Improvements are damaged by any peril and, because of the Laws then in force, (i) may not be restored at reasonable costs to substantially the same condition in which it was prior to such damage, or (ii) if restored, may not be used for the same use being made thereof before such damage.

            C. Tenant's Right to Terminate. If the Improvements are damaged by any peril and Landlord does not elect to terminate this Lease or is not entitled to terminate this Lease pursuant to Paragraph 13.B, then as soon as reasonably practicable, Landlord shall furnish Tenant with the written opinion of Landlord's architect or construction consultant as to when the restoration work required of Landlord be completed. Tenant shall have the option to terminate this Lease in the event any of the following occurs, which option may be exercised only by delivery to Landlord of a written notice of election to terminate within fifteen (15) days after Tenant receives from Landlord the estimate of the time needed to complete such restoration:

                  (1) The Improvements are damaged by any peril and, in the reasonable opinion of Landlord's architect or construction consultant, the restoration of the Premises cannot be substantially completed within one hundred twenty (120) days after the issuance of necessary building permits for such restoration.

                  (2)   The Improvements are damaged by any peril within twelve
(12) months of the last day of the Lease Term, and, in the reasonable opinion of Landlord's architect or construction consultant, the restoration of the Premises cannot be substantially completed within ninety (90) days after the date of such damage.

            D. Abatement of Rent. In the event of damage to the Premises which does not result in the termination of this Lease, the Monthly Installment of rent and Additional Rent shall be temporarily abated during the period of restoration in proportion to the degree to which Tenant's use of the Premises is impaired by such damage. Tenant shall not be entitled to any compensation from Landlord for loss of Tenant's property or loss to Tenant's business caused by such damage or restoration.

Tenant hereby waives the provisions of Section 1932, Subdivision 2, and Section 1933, Subdivision 4, of the California Civil Code, and the provisions of any similar Law. hereinafter enacted

      14.   Condemnation.

            A.    Definition of Terms. For the purposes of this Lease, the term
(1) "Taking" means a taking of the Premises or damage to the Premises related to the exercise of the power of eminent domain and includes a voluntary conveyance, in lieu of court proceedings, to any agency, authority, public utility, person or corporate entity empowered to condemn property; (2) "Total Taking" means the Taking of the entire Premises or so much of the Premises as to prevent or substantially impair the use thereof by Tenant for the uses herein specified;
(3) "Partial Taking" means a Taking which does not constitute a Total Taking;
(4) "Date of Taking" means the date upon which the title to the Premises, or a portion thereof, passes to and vests in the condemner or the effective date of any order for possession if issued prior to the date title vests in the condemner; and (5) "Award" means the amount of any award made, consideration paid, or damages ordered as a result of a Taking.

            B. Rights. The parties agree that in the event of a Taking all rights between them or in and to an Award shall be as set forth herein and Tenant shall have no right to any Award except as set forth herein.

            C. Total Taking. In the event of a Total Taking during the term hereof (1) the rights of Tenant under the Lease and the leasehold estate of Tenant in and to the Premises shall cease and terminate as of the Date of Taking; (2) Landlord shall refund to Tenant any prepaid rent and any unapplied Security Deposit; (3) Tenant shall pay Landlord any rent or charges due Landlord under the Lease, each prorated as of the Date of Taking; (4) Tenant shall receive from the Award those portions of the Award attributable specifically to trade fixtures of Tenant and for moving expenses of Tenant; and (5) the remainder of the Award shall be paid to and be the property of Landlord. Tenant may make a separate claim against the condemning authority so long as such separate claim does not reduce the amount of the Award which would otherwise be available to Landlord and so long as such separate claim is not a claim for the value of Tenant's leasehold.

            D. Partial Taking. In the event of a Partial Taking during the term hereof (1) the rights of Tenant under the Lease and the leasehold estate of Tenant in and to the portion of the Premises taken shall cease and terminate as of the Date of Taking; (2) from and after the Date of Taking the Monthly Installment of rent shall be an amount equal to the product obtained by multiplying the Monthly Installment of rent immediately prior to the Taking by a fraction, the numerator of which is the number of square feet contained in the Building after the Taking and the denominator of which is the number of square feet contained in the Building prior to the Taking; (3) Tenant shall receive from the Award the portions of the Award attributable specifically to trade fixtures of Tenant; and (4) the remainder of the Award shall be paid to and be the property so Landlord. Tenant may make a separate claim against the condemning authority so long as such separate claim does not reduce the amount of the Award which would otherwise be available to Landlord and so long as such separate claim is not a claim for the value of Tenant's leasehold.

      15.   Subleasing and Assignment.

            A. Landlord's Consent Required. Tenant shall not assign its interest in this Lease by operation of Law or otherwise, sublet the Premises, transfer any interest of Tenant therein or permit any use of the Premises by another party, without the prior written consent of Landlord to each such assignment, subletting, transfer or use, which consent Landlord agrees not to withhold or delay unreasonably. A consent to one assignment, subletting, occupancy or use by another party shall not be deemed to be a consent to any subsequent assignment, subletting, occupancy or use by another party. Any assignment or subletting without such consent shall be void and shall, at the option of Landlord, terminate this Lease. Landlord's waiver or consent to any assignment or subletting hereunder shall not relieve Tenant from any obligation under this Lease.

            B. Transferee Information Required. If Tenant desires to assign its interest in this Lease or sublet the Premises, or transfer any interest of Tenant therein, or permit the use of the Premises by another party (hereinafter collectively referred to as a "Transfer"), Tenant shall give Landlord at least fifteen (15) business days prior written notice of the proposed Transfer and of the terms of such proposed Transfer, including, but not limited to, the name and legal composition of the proposed transferee, a financial statement of the proposed transferee, the nature of the proposed transferee's business to be carried on in the Premises (including a list of the type and quantities of all Hazardous Materials to be used by the Transferee on the Premises), the payment to be made or other consideration to be given to Tenant on account of the Transfer, and such other pertinent information as may be requested by Landlord, all in sufficient detail to enable Landlord to evaluate the proposed Transfer and the prospective transferee.

            C. Landlord's Rights. It is the intent of the parties hereto that this Lease shall confer upon Tenant only the right to use and occupy the Premises, and to exercise such other rights as are conferred upon Tenant by this Lease. The parties agree that this Lease is not intended to have a bonus value nor to serve as a vehicle whereby Tenant may profit by a future Transfer of this Lease or the right to use or occupy the Premises as a result of any favorable terms contained herein, or future changes in the market for leased space. It is the intent of the parties that any such bonus value that may attach to this Lease shall be and remain the exclusive property of Landlord. In the event Tenant seeks to Transfer its interest in this Lease or the Premises, Landlord shall have the following options, which may be exercised at its sole choice without limiting Landlord in the exercise of any other right or remedy which Landlord may have by reason of such proposed Transfer:

                  (1) Landlord may consent to the proposed Transfer on the condition that Tenant agrees to pay to Landlord, as Additional Rent, any and all rents or other consideration received by Tenant from the Transferee by reason of such Transfer in excess of the rent payable by Tenant to Landlord under this Lease (less any brokerage commissions, attorneys' fees, advertising expenses, and tenant improvement costs incurred by Tenant in connection with the Transfer). Tenant expressly agrees that the foregoing is a reasonable condition of obtaining Landlord's consent to any Transfer; or

                  (2) Landlord may reasonably withhold its consent to the proposed Transfer.

            D. Permitted Transfers. Notwithstanding the foregoing, Tenant may, without Landlord's prior written consent, assign its interest in the Lease or sublet the Premises or a portion thereof to (i) a subsidiary, affiliate, division or corporation controlled by or under common control with Tenant; (ii) a successor corporation related to Tenant by merger, consolidation, nonbankruptcy reorganization or government action; or (iii) a purchaser of substantially all of the Tenant's assets; provided that, in each instance described above, (a) the transferee assumes the obligations of the Tenant under this Lease in a written instrument delivered to Landlord; (b) the transferor Tenant remains liable as a primary obligor for the obligations of Tenant under this Lease; and (c) the financial strength of the transferee Tenant is no less than Tenant's financial strength as of the Commencement Date or the date of such Transfer, whichever is greater.

      16. Mechanics Liens. Tenant shall (A) pay for all labor and services performed, or materials used by or furnished to, Tenant or any contractor employed by Tenant with respect to the Premises; (B) indemnify, defend, protect and hold Landlord and the Premises harmless and free from any liens, claims, liabilities, demands, encumbrances, or judgments created or suffered by reason of any labor or services performed for, materials used by or furnished to, Tenant or any contractor employed by Tenant with respect to the Premises; (C) give notice to Landlord in writing five (5) days prior to employing any laborer or contractor to perform services related to, or receiving materials for use upon the Premises; and (D) permit Landlord to post a notice of nonresponsibility in accordance with the statutory requirements of California Civil Code Section 3094 or any amendment thereof In the event Tenant is required to post an improvement bond with a public agency in connection with the above, Tenant agrees to include Landlord as an additional obligee.

      17. Inspection of the Premises. Tenant shall permit Landlord and its Agents to enter the Premises at any reasonable time, during standard business hours, and subject to Tenant's standard security requirements, for the purpose of inspecting the same, performing Landlord's maintenance and repair responsibilities (upon 24 hour prior notice except in an emergency), posting a notice of non-responsibility for alterations, additions or repairs and at any time within three hundred sixty-five (365) days prior to expiration of this Lease, to place upon the Premises, ordinary "For Lease" or "For Sale" signs and show the Premises to prospective tenants without interfering with Tenant's use of the Premises.

      18. Compliance with Laws. Tenant shall, at its own cost, comply with all of the requirements of all municipal, county, state and federal authorities now in force, or which may hereafter be in force, pertaining to Tenant's use and occupancy of the Premises, and shall faithfully observe all municipal, county, state and federal Law, statutes or ordinances now in force or which may hereafter be in force pertaining to Tenant's use and occupancy of the Premises. The judgment of any court of competent jurisdiction or the admission of Tenant in any action or proceeding against Tenant, whether Landlord be a party thereto or not, that Tenant has violated any such ordinance or statute in the use and occupancy of the Premises shall be conclusive of the fact that such violation by Tenant has occurred. Tenant shall indemnify, protect, defend, and hold Landlord harmless against any loss, expense, damage, attorneys' fees or liability arising out of the failure of Tenant to comply with the CC&R's and any applicable Law.

      19. Subordination. The following provisions shall govern the relationship of this Lease to any underlying lease, mortgage or deed of trust which now or hereafter affects the Premises or Landlord's interest or estate therein and any renewal, modification, consolidation, replacement, or extension thereof (a "Security Instrument").

            A. Priority. This Lease is subject and subordinate to all Security Instruments existing as of the Commencement Date. However, if any Lender so requires, this Lease shall become prior and superior to any such Security Instrument.

            B. Subsequent Security Instruments. At Landlord's election, this Lease shall become subject and subordinate to any Security Instrument created after the Commencement Date provided that the Lender holding such Security Agreement agrees that in the event of foreclosure of the Security Instrument in question, such Lender shall recognize the tenancy of Tenant on the terms and conditions contained in this Lease so long as Tenant is not in default under this Lease. Notwithstanding such subordination,

Tenant's right to quiet possession of the Premises shall not be disturbed so long as Tenant is not in default and performs all of its obligations under this Lease, unless this Lease is otherwise terminated pursuant to its terms.

            C. Documents. Tenant shall execute any reasonable document or instrument required by Landlord or any Lender to make this Lease either prior or subordinate to a Security Instrument, which may include such other matters as the Lender customarily requires in connection with such agreements, including provisions that the Lender not be liable for (1) the return of any prepaid rent unless the Lender receives it from Landlord, (2) any defaults on the part of Landlord occurring prior to the time that the Lender takes possession of the Premises in connection with the enforcement of its Security Instrument, or (3) any obligations to construct Tenant Improvements. Tenant's failure to execute any reasonable document or instrument within ten (10) days after written demand therefor shall constitute a default by Tenant. Tenant's obligation to execute and deliver any subordination agreement to any future Lender shall be conditioned upon such Lender agreeing that in the event of foreclosure of the mortgage or termination of the ground lease in question, such Lender shall recognize the tenancy of Tenant on the terms and conditions contained in this Lease so long as Tenant is not in default under this Lease.

            D. Tenant's Attornment. Tenant shall attorn (1) to any purchaser of the Premises at any foreclosure sale or private sale conducted pursuant to any Security Instrument encumbering the Premises; (2) to any grantee or transferee designated in any deed given in lieu of foreclosure; or (3) to the lessor under any underlying ground lease should such ground lease be terminated.

      20. Signs. Landlord and Tenant shall use good faith efforts to agree on the design and specifications for a monument sign to be located on the Property, containing space for Tenant's sign. The monument sign shall be designed and installed by Landlord as part of the Improvements. The Tenant's sign on the monument shall be designed and installed by Tenant at Tenant's cost, subject to Landlord's consent, which shall not be unreasonably withheld. Neither party shall post any signs on the Building, except that Landlord may post for-sale or for-lease signs thereon to aid in marketing efforts. Tenant, upon written notice by Landlord, shall immediately remove any sign or decoration that Tenant has placed or permitted to be placed on the Property or the exterior of the Building without the prior written consent of Landlord, and if Tenant fails to so remove such sign or decoration within five (5) days after Landlord's written notice, Landlord may enter upon the Premises and remove said sign or decoration and Tenant agrees to pay Landlord, as Additional Rent upon demand, the cost of such removal. At the termination of this Lease, Tenant shall remove any sign which it has placed on the Property or Building and shall repair any damage caused by the installation or removal of such sign.

      21.   Option to Extend.

            A. Exercise of Option. Provided that Tenant is not in default under this Lease at the time of exercise of any of the hereinafter described option or at the time of termination of the term of this Lease, Tenant shall have one (1) option to extend the term of this Lease for one (1) period of ten
(10) years (the "Option Term"). The option shall be exercised only by written notice delivered to Landlord not later than the eleventh (11th) anniversary of the Commencement Date. In all respects, the terms, covenants and conditions of this Lease shall remain unchanged during the Option Term, except that the Monthly Installment of rent payable during the Option Term shall be determined in accordance with Paragraph 21.B and, except that there shall be no further option to extend the term of this Lease at the end of the Option Term.

            B. Monthly Installment of Rent. The Monthly Installment of rent during the Option Term shall be ninety-five (95%) of the Fair Market Rental of the Premises during the Option Term, determined as follows but in no event less than the Monthly Installment of Rent during the last month of the Lease Term.

      Promptly following exercise of either option, the parties shall meet and endeavor to agree upon the Fair Market Rental of the Premises for the Option Term (which shall include both the Fair Market Rental as of the first day of the Option Term together with provisions for periodic rental increases, if applicable). In determining the Fair Market Rental for the Premises, the Premises shall be compared only to buildings of a similar quality and size and with similar improvements and amenities in Petaluma occupied by companies of similar financial strength as Tenant. If within thirty (30) days after the exercise of the option for the Option Term, the parties cannot agree upon the Fair Market Rental for the Premises, the parties shall submit the matter to binding appraisal in accordance with the following procedure:

      Within sixty (60) days after exercise of the option, the parties shall either (i) jointly appoint an appraiser for this purpose (the determination of such jointly appointed appraiser shall be binding and conclusive upon the parties) or (ii) failing this joint action, each separately designate a disinterested appraiser. No person shall be appointed or designated an appraiser unless he or she has at least five (5) years experience in appraising major commercial property in Northern Marin and Sonoma Counties and is a member of a recognized society of real estate appraisers. If, within thirty (30) days' after the appointment, the two appraisers reach agreement on the Fair Market Rental for the Premises, that value shall be binding and conclusive upon the parties. If the two appraisers thus appointed cannot reach agreement on the question presented within thirty (30) days after their appointment, then the appraisers thus appointed shall, within fifteen (15) days appoint a third disinterested appraiser having like qualifications. If within thirty (30) days after the appointment of the third appraiser, a majority of the appraisers agree on the Fair Market Rental of the Premises, that value shall be binding and conclusive upon the parties. If within thirty (30) days after the appointment of the third appraiser, a majority of the appraisers cannot reach agreement on the question presented, then the three appraisers shall each submit their independent appraisal to the parties, and the appraisal farthest from the median of the three appraisals shall be disregarded and the mean average of the remaining two appraisals shall be deemed to be the Fair Market Rental of the Premises and shall be binding and conclusive upon the parties. Each party shall pay the fees and expenses of the appraiser appointed by it and shall share equally the fees and expenses of the third appraiser or the single appraiser if only one appraiser is jointly appointed. The appraisal procedure shall be completed within thirty (30) days after the last of the appraisers is appointed (whether one, two or three appraisers are appointed). If the two appraisers appointed by the parties cannot agree on the appointment of the third appraiser, they or either of them shall give notice of such failure to agree to the parties and if the parties fail to agree upon the selection of such third appraiser within ten (10) days after the appraisers appointed by the parties give such notice, then either of the parties, upon notice to the other party may request such appointment by the American Arbitration Association, or on its failure, refusal or inability to act, may apply for such appointment to the presiding judge of the Superior Court of Sonoma County, California. When the Monthly Installment of rent for the Option Term is determined, the parties shall execute an amendment to Lease reflecting the Monthly Installment of rent for the Option Term.

      22. Right of First Offer. During the initial Lease Term (but not the Option Term), Landlord shall not offer to sell the Property to any unrelated third party without first offering to sell the Property to Tenant, subject to the terms and conditions set forth below (the "Right of First Offer"). Landlord shall notify Tenant in writing ("Offer Notice") of its intention to offer the Property for sale. If Tenant wishes to exercise its Right of First Offer, then, within fifteen (15) days following the date of the Offer Notice, Tenant must deliver to Landlord its written offer ("Tenant's Offer") to purchase the Property, including price, contingencies, and other relevant conditions. If Tenant fails to deliver Tenant' Offer to Landlord within said fifteen (15) day period, then the Right of First Offer shall lapse in its entirety. If Tenant provides Tenant's Offer to Landlord, Landlord shall not be bound to accept the terms and conditions set forth therein, but the parties shall negotiate in good faith to finalize and execute a definitive Purchase and Sale Agreement with respect to the Property within sixty (60) days following the date of the Offer Notice. The closing thereof shall occur no later than ninety (90) days following execution of the Purchase and Sale Agreement by the parties. Should the parties fail to execute a definitive Purchase and Sale Agreement or should Tenant fail to close the purchase in the time periods set forth above, then this Right of First Offer shall lapse in its entirety, and the Landlord shall be free to offer sell the Property to any buyer, at any price and on any terms and conditions, including those more favorable to the buyer than had been offered by Tenant, In the event Tenant acquires the Property upon exercise of its Right of First Offer, then Landlord shall pay to Meridian Commercial, Inc. a sales commission equal to one percent (1%) of the purchase price.

      23. Surrender of the Premises. On the last day of the term hereof, or on the sooner termination of this Lease, Tenant shall surrender the Premises to Landlord in their condition existing as of the Commencement Date of this Lease, ordinary wear and tear excepted, with all originally painted interior walls washed, and other interior walls cleaned, and repaired or replaced, all floors cleaned and waxed, all to the reasonable satisfaction of Landlord. Tenant shall remove all of Tenant's personal property and trade fixtures from the Premises, and all property not so removed shall be deemed abandoned by Tenant. Tenant, at its sole cost, shall repair any damage to the Premises caused by the removal of Tenant's personal property, machinery and equipment, which repair shall include, without limitation, the patching and filling of holes and repair of structural damage. If the Premises are not so surrendered at the termination of this Lease, Tenant shall indemnify, defend, protect and hold Landlord harmless from and against loss or liability resulting from delay by Tenant in so surrendering the Premises including without limitation, any claims made by any succeeding tenant or losses to Landlord due to lost opportunities to lease to succeeding tenants.

      24. Holding Over. This Lease shall terminate without further notice at the expiration of the Lease Term. Any holding over by Tenant after expiration without the consent of Landlord shall not constitute a renewal or extension or give Tenant any rights in or to the Premises, and the monthly rental value of the Premises shall be deemed to be two hundred percent (200%) of the monthly rent for the last month of the Lease term, plus Additional Rent. Any holding over after the expiration with the consent of Landlord shall be construed to be a tenancy from month to month, at a monthly rate agreed upon by Landlord and Tenant, and shall otherwise be on the terms and conditions herein specified insofar as applicable.

      25. Notices. Any notice required or desired to be given under this Lease shall be in writing with copies directed as indicated below and shall be personally served or given by mail. Any notice given by mail shall be deemed to have been given when seventy-two (72) hours have elapsed from the time such notice was deposited in the United States Mail, certified and postage prepaid, return receipt requested, addressed to the party to be served with a copy as indicated herein at the last address given by that party to the other party under the provisions of this paragraph. At the date of execution of this Lease, the address of Landlord is:

                        RNM Lakeville, L.P.
                        135 Main Street, 1lth Floor
                        San Francisco, CA 94105
                        Attn: John R. McNulty

         with a copy to:

                        Springs Rivin Detwiler Dudnick & Stikker
                        351 California Street, 15th Floor
                        San Francisco, CA 94104
                        Attn: Jonathan Rivin, Esq.

and the address of Tenant is:

                        Advanced Fibre Communications, Inc.
                        One Willowbrook Court
                        Petaluma, CA 94954
                        Attn:   Buck Hudkins

        with a copy to:

                        Advanced Fibre Communications, Inc.
                        One Willowbrook Court
                        Petaluma, CA 94954
                        Attn:   Legal Department

      26. Attorneys' Fees. In the event either party shall bring any action or legal proceeding for damages for any alleged breach of any provision of this Lease, to recover rent or possession of the Premises, to terminate this Lease, or to enforce, protect or establish any term or covenant of this Lease or right or remedy of either party, the prevailing party shall be entitled to recover as a part of such action or proceeding, reasonable attorneys' fees and court costs, including attorneys' fees and costs for appeal, as may be fixed by the court or jury. The term "prevailing party" shall mean the party who received substantially the relief requested, whether by settlement, dismissal, summary judgment, judgment, or otherwise.

      27. Successors. The covenants and agreements contained in this Lease shall be binding on the parties hereto and on their respective heirs, successors and assigns (to the extent the Lease is assignable).

      28. Mortgagee Protection. In the event of any default on the part of Landlord, Tenant will give notice by registered or certified mail to any beneficiary of a deed of trust or mortgage of a mortgage encumbering the Premises, whose address shall have been previously furnished to Tenant. So long as such beneficiary or mortgagee is making reasonable efforts to cure the default, including, but not limited to, obtaining possession of the Premises by power of sale or judicial foreclosure, if such should prove necessary to effect a cure, Tenant shall not have the fight to terminate this Lease.

      29. Estoppel Certificate. Tenant agrees within ten (10) days following request by Landlord to (A) execute and deliver to Landlord any documents, including estopped certificates presented to Tenant by Landlord, (1) certifying that this Lease is unmodified and in full force and effect and the date to which the rent and other charges are paid in advance, if any, and (2) acknowledging that there are not, to Tenant's knowledge, any uncured defaults on the pail of Landlord hereunder, or specifying the defaults, if any, and (3) evidencing the status of the Lease as may be required either by a Lender making a loan to Landlord to be secured by a deed of trust or mortgage covering the Premises or a purchaser of the Premises from Landlord and (B) to deliver to Landlord the financial statements of Tenant with an opinion by a certified public accountant, including a balance sheet and profit and loss statement, for the last completed fiscal year, all prepared in accordance with generally accepted accounting principles consistently applied. Tenant's failure to deliver an estopped certificate within ten (10) days following such request shall be an Event of Default under this Lease.

      30. Surrender of Lease Not Merger. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger and shall, at the option of Landlord, terminate all or any existing subleases or subtenants, or operate as an assignment to Landlord of any or all such subleases or subtenants.

      31. Waiver. The waiver by Landlord or Tenant of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition herein contained. Any waiver shall be in writing and signed by both Landlord and Tenant.

      32.   General.

            A. Captions. The captions and paragraph headings used in this Lease are for the purposes of convenience only. They shall not be construed to limit or extend the meaning of any part of this Lease, or be used to interpret specific sections. The word(s) enclosed in quotation marks shall be construed as defined terms for purposes of this Lease. As used in this Lease, the masculine, feminine and neuter and the singular or plural number shall each be deemed to include the other whenever the context so requires.

            B. Definition of Landlord. The term "Landlord" as used in this Lease, so far as the covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner at the time in question of the fee title of the Premises, and in the event of any transfer or transfers of the title of such fee, the Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved of all liability with respect to performance of any covenants or obligations on the part of Landlord contained in this Lease to be performed after the date-of such transfer or conveyance; provided that any funds in the hands of Landlord or the then grantor at the time of such transfer, in which Tenant has an interest, shall be turned over to the grantee. It is intended that the covenants and obligations contained in this Lease on the part of Landlord shall, subject as aforesaid, be binding upon each Landlord, its heirs, personal representatives, successors and assigns only during its respective period of ownership.

            C. Time of Essence. Time is of the essence for the performance of each term, covenant and condition of this Lease.

            D. Severability, California Law. In case any one or more of the provisions contained herein, except for the payment of rent, shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein. This Lease shall be construed and enforced in accordance with the Laws of the State of California other than laws relating to conflicts of law.

            E. Quiet Environment. Upon Tenant paying the rent for the Premises and observing and performing all of the covenants, conditions and provisions on Tenant's part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the entire term hereof subject to all of the provisions of this Lease.

            F. Law. As used in this Lease, the term "Law" or "Laws" shall mean any judicial decision, statute, constitution, ordinance, resolution, regulation, rule, administrative order, or other requirement of any government agency or authority having jurisdiction over the parties to this Lease or the Premises or both, in effect at the Commencement Date of this Lease or any time during the Lease Term, including, without limitation, any regulation, order, or policy of any quasi-official entity or body (e.g. board of fire examiners, public utility or special district).

            G. Agent. As used in this Lease, the term "Agent" shall mean, with respect to either Landlord or Tenant, its respective agents, employees, contractors (and their subcontractors), and invitees (and in the case of Tenant or its subtenants).

            H. Lender. As used in this Lease, the term "Lender" shall mean any beneficiary, mortgagee, secured party or other holder of any deed of trust, mortgage or other written security device or agreement affecting Landlord's interest in the Premises.

      33. Authority. The undersigned parties hereby warrant that they have proper authority and are empowered to execute this Lease on behalf of Landlord and Tenant, respectively.

      34. CC&R's. This Lease is made subject to all matters of public record affecting title to the property of which the Premises are a part. Tenant shall abide by and comply with all private conditions, covenants and restrictions of public record now or hereafter affecting the Premises and any amendment thereof, including, but not limited to, the First Amended and Restated Declaration of Restrictions of Oakmead-Northbay Industrial Park dated as of February 17, 1984 and recorded on May 10, 1985 as instrument no. 85029124, a copy of which has been delivered to Tenant.

      All assessments and charges which are imposed, levied or assessed against the Premises pursuant to the above-described covenants, conditions and restrictions shall be paid by Tenant as Additional Rent.

      35. Brokers, Tenant represents and warrants to Landlord that it has not dealt with any broker respecting this transaction other than Meridian Commercial, Inc. ("Broker") and hereby agrees to indemnify and hold Landlord harmless from and against any brokerage commission or fee, obligation, claim or damage (including attorneys' fees) paid or incurred respecting any other broker claiming through Tenant or with which/whom Tenant has dealt. Landlord agrees to pay Meridian Commercial, Inc., a leasing commission in connection with this Lease pursuant to the terms of a separate Exclusive Leasing Agreement. Landlord shall not be required to pay any brokerage commission upon the exercise of Tenant's option to extend under Paragraph 21.

      36. Limitation on Landlord's Liability Tenant, for itself and its successors and assigns (to the extent this Lease is assignable), hereby agrees that in the event of any actual, or alleged, breach or default by Landlord under this Lease that:

            A. Tenant's sole and exclusive remedy and recourse against Landlord shall be as against Landlord's interest in the Premises and shall be further limited to thirty percent (30%) of the value of the Premises (as if the Premises were subject to a loan of eighty percent (70%) of the value thereof);

            B. No partner of Landlord shall be sued or named as a party in a suit or action (except as may be necessary to secure jurisdiction of the partnership);

            C. No service of process shall be made against any partner of Landlord (except as may be necessary to secure jurisdiction of the partnership);

            D. No partner of Landlord shall be required to answer or otherwise plead to any service of process;

            E.    No judgment will be taken against any partner of Landlord;

            F. Any judgment taken against any partner of Landlord may be vacated and set aside at any time nunc pro tunc;

            G. No writ of execution will ever be levied against the assets of any partner of Landlord; and

            H. The covenants and agreements of Tenant set forth in this Paragraph 36 shall be enforceable by Landlord and any partner of Landlord.

      37.   Hazardous Material.

            A. Use Restrictions. Tenant shall not use, generate, manufacture, produce, store, release, discharge or dispose of, on, under or about the Premises, or transport to or from the Premises, any Hazardous Materials or allow its employees, Agents, contractors, invitees or any other person or entity to do so except in full compliance with all Federal, state and local Laws, regulations and ordinances. The term "Hazardous Materials" shall include without limitation:
(1) Those substances included within the definitions of "hazardous substances", "hazardous materials", "toxic substances" or "solid waste" under CERCLA, RCRA and the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801, et seq. and in the regulations promulgated pursuant to said Laws; (2) Those substances defined as "hazardous wastes" in Section 25117 of the California Health & Safety Code, or as "hazardous substances" in Section 25316 of the California Health & Safety Code, and in the regulations promulgated pursuant to said Laws; (3) Those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or designated by the Environmental Protection Agency (or any successor agency) as hazardous substances; (4) Such other substances, materials and wastes which are or become regulated under applicable local, state or federal Law or the United States government, or which are or become classified as hazardous or toxic under federal, state or local Laws or regulations; and (5) Any material, waste or substance which is (i) petroleum, (ii) asbestos, (iii) polychlorinated biphenyls, (iv) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act of 1977, 33 U.S.C. Sections 1251, et seq. (33 U.S.C. Section 1321) or listed pursuant to
Section 307 of the Clean Water Act
of 1977 (33 U.S.C. Section 1317), (v) flammable explosives, or (vi) radioactive materials.

            B. Tenant's Indemnity. Tenant shall be liable to Landlord for and indemnify and hold Landlord harmless against all damages (including investigation and remedial costs), liabilities and claims arising out of Tenant's and Tenant's Agents' activities associated with Hazardous Materials, including all costs and expenses incurred by Landlord in remediating, cleaning up, investigating or responding to any governmental or third party claims, demands, orders or enforcement actions. In the event Tenant and/or Tenant's Agents' activities with Hazardous Materials create a contamination problem or. or adjacent to the Premises, Tenant shall promptly commence investigation and remedial activities to fully clean up the problem. If appropriate or required by Law, these activities shall be conducted in conjunction with Federal, state and local oversight and approvals.

            C. Assignment and Subletting. It shall not be unreasonable for Landlord to withhold its consent to any proposed assignment or subletting if (i) the proposed assignee's or subtenant's anticipated use of the Premises involves the storage, generation, discharge, transport, use or disposal of any Hazardous Material in a greater intensity and scope than Tenant's then-existing use, or
(ii) the proposed assignee or subtenant has been required by any prior landlord, Lender or governmental authority to " clean-up" or remediate any Hazardous Material and has failed to do so, or (iii) the proposed assignee or subtenant is subject to a criminal investigation or enforcement order or proceeding by any government authority in connection with the use, generation, discharge, transport, disposal or storage of any Hazardous Material.

            D. List of Hazardous Materials. Upon request of Landlord, Tenant shall provide Landlord with a list of Hazardous Materials (and the quantities thereof) which Tenant uses or stores (or intends to use or store) on the Premises, which list shall be attached to this Lease as Exhibit E.

            E. Provisions Survive Termination. The provisions of this Paragraph 37 shall survive the expiration or termination of this Lease.

      38. Integration. Tenant acknowledges that neither the Landlord nor Landlord's Agents has made any representation or warranty as to the suitability of the Premises to the conduct of Tenant's business. Any agreements, warranties or representations not expressly contained herein shall in no way bind either Landlord or Tenant, and Landlord and Tenant expressly waive all claims for damages by reason of any statement representation, warranty, promise or agreement, if any, not contained in this Lease. This Lease constitutes the entire understanding between the parties hereto and no addition to, or modification of, any term or provision of this Lease shall be effective until set forth in a writing signed by both Landlord and Tenant.

      IN WITNESS WHEREOF, the parties have entered this Lease Agreement on the date set forth below.

LANDLORD                               TENANT

RNM LAKEVILLE, L.P., a California      ADVANCED FIBRE
Limited Partnership                    COMMUNICATIONS, INC., a
                                       Delaware corporation

      By RNM PETALUMA, INC., a
      California corporation, its
      Managing General Partner         By: /s/ PETER DARBEE
                                           -------------------------------------
                                           Peter Darbee, Chief Financial
      By: /s/ JOHN R. MCNULTY                Officer
          --------------------------
          John R. McNulty, President

                                       Date: October 9, 1997
                                             -----------------------------------

      Date: October 9, 1997
            ------------------------

List of Exhibits

      A - Property Description
      B - List of Building Plans and Specifications
      C - Improvement Agreement
      D - Premises
      E - List of Hazardous Materials

                                   EXHIBIT A

                                 THE "PROPERTY"

                               LEGAL DESCRIPTION

Real property located in Sonoma County, California and legally described as follows:

PARCEL ONE:

LOTS 5 AND 6, AS NUMBERED AND DESIGNATED UPON THE MAP OF OAKMEAD-NORTH BAY PARK UNIT NO. 2, FILED FOR RECORD IN THE OFFICE OF THE COUNTY RECORDER ON
DECEMBER 1, 1983 IN BOOK 351 OF MAPS AT PAGES 44 AND 45, SONOMA COUNTY RECORDS.

RESERVING THEREFROM AN EASEMENT FOR PRIVATE DRAINAGE PURPOSES, AS SHOWN AND DELINEATED UPON THE MAP OF "OAKMEAD-NORTH BAY PARK UNIT NO. 2" RECORDED ON DECEMBER 1, 1983 IN BOOK 351 OF MAPS AT PAGE 44, SONOMA COUNTY RECORDS. SAID EASEMENT IS APPURTENANT TO LOTS 1, 2, 3 AND 4 OF SAID SUBDIVISION AND LOCATED OVER THE SOUTHEASTERLY 10 FEET OF LOTS 2, 3, 4 AND 6 AND OVER THE NORTHEASTERLY 10 FEET OF THE SOUTHEASTERLY 475 FEET OF LOT 2.

PARCEL TWO:

ALL OF LOT 4 AND A PORTION OF LOT 3 AS SHOWN ON THE MAP ENTITLED,
"OAKMEAD-NORTH BAY PARK UNIT 2 - PETALUMA, CALIFORNIA" RECORDED IN BOOK 351 OF MAPS AT PAGES 44 THROUGH 45, SONOMA COUNTY RECORDS, SAID PROPERTY BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE MOST NORTHERLY CORNER OF SAID LOT 3 ON THE SOUTHWESTERLY RIGHT-OF-WAY LINE OF SOUTH McDOWELL EXTENSION, FROM WHICH POINT A FOUND 3/4-INCH IRON PIPE AND TAG RCE 13677 AT THE MOST NORTHERLY CORNER OF LOT 2 BEARS NORTH 35 DEGREES 28' 06" EAST, A DISTANCE OF 350.00 FEET; THENCE ALONG SAID SOUTHWESTERLY RIGHT-OF-WAY LINE SOUTH 35 DEGREES 28' 06" WEST, A
DISTANCE OF 75.00 FEET TO THE TRUE POINT OF BEGINNING; THENCE LEAVING SAID SOUTHWESTERLY RIGHT-OF-WAY LINE SOUTH 54 DEGREES 31' 54" EAST, A
DISTANCE OF 618.87 FEET TO A POINT ON THE SOUTHWESTERLY LINE OF LANDS KNOWN AS OAKMEAD-NORTH BAY PARK UNIT 3; THENCE ALONG SAID LANDS SOUTH 35 DEGREES 28' 06" WEST, A DISTANCE OF 195.00 FEET TO THE EASTERLY CORNER OF SAID LOT 3 AND LOT 4; THENCE LEAVING SAID LANDS AND ALONG THE NORTHWESTERLY BOUNDARY OF SAID LOT 4 NORTH 54 DEGREES 31' 54" WEST, A DISTANCE OF 618.87 FEET TO THE WESTERLY CORNER OF SAID LOT 3 AND LOT 4 ON THE SOUTHWESTERLY RIGHT-OF-WAY LINE OF SOUTH McDOWELL EXTENSION. THENCE ALONG SAID RIGHT-OF-WAY LINE NORTH 35 DEGREES 28' 06" EAST, A DISTANCE OF 195.00 FEET TO THE TRUE POINT OF BEGINNING AS DESCRIBED IN THAT CERTAIN LOT LINE ADJUSTMENT/PARCEL MERGER RECORDED DECEMBER 23, 1994, INSTRUMENT NO. 1994 0140339 AND THAT CERTAIN DEED RECORDED DECEMBER 23, 1994, INSTRUMENT NO. 1994 0140340, SONOMA COUNTY RECORDS.

RESERVING THEREFROM AN EASEMENT FOR PRIVATE DRAINAGE PURPOSES, AS SHOWN AND DELINEATED UPON THE MAP OF "OAKMEAD-NORTH BAY PARK UNIT NO. 2" RECORDED ON DECEMBER 1, 1983 IN BOOK 351 OF MAPS AT PAGE 44, SONOMA COUNTY RECORDS. SAID EASEMENT IS APPURTENANT TO LOTS 1, 2, 3 AND 4 OF SAID SUBDIVISION AND LOCATED OVER THE SOUTHEASTERLY 10 FEET OF LOTS 2, 3, 4 AND 6 AND OVER THE NORTHEASTERLY 10 FEET OF THE SOUTHEASTERLY 475 FEET OF LOT 2.

                                    EXHIBIT B

                             LIST OF BUILDING SHELL
                            PLANS AND SPECIFICATIONS

Specifications by Greg LeDoux & Associates, Inc.
      Division I through 16, dated January 21, 1997

      Drawings by Greg LeDoux & Associates, Inc.:
             T1                           Dated February, 1997
             Al through A19               Dated February, 1997
             S1  through S7               Dated February, 1997
                                          (MKM and Associates)
             S9  through S-20             Dated February, 1997
             S8                           Dated May, 1997
             HI through H2                Dated February, 1997
             El                           Dated April 10, 1997
             Pi                           Dated February, 1997
             L1, L2, L3 L4                Dated December, 1996
                                          (Dave Hazelwood)
             L5                           Dated  January 10, 1997
             L6, L7, L8                   Dated  October, 1996

      Drawings by Carlenzoli and Associates:
             Cl, C3, C10                  Dated January 20, 1997
             C2, C5, C6, C7, C8, C9       Dated December 10, 1996
             C4                           Dated April 4, 1997

      Addenda:
             One                          Dated March 26, 1997 (regarding finish
                                          dates and grading scope of work)
             Two                          Dated March 27, 1997 (clarification of
                                          expansion joint and overhead door G)
             Three                        Dated April 1, 1997 (electrical main
                                          service deletion ballast
                                          clarification)
             Four                         Dated April 1, 1997 (revised bid form)

Soils Report:     Giblin and Associates

                                    EXHIBIT C

                                 CYPRESS CENTER
                               2210 SOUTH McDOWELL
                          TENANT IMPROVEMENT AGREEMENT

                                    RECITALS

      A. Tenant and Landlord are parties to that certain Lease relating to the Premises at 2210 South McDowell in Petaluma, California (the "Premises"). Unless otherwise defined herein, all capitalized terms have the meanings assigned to them in the Lease.

      B. In connection with the Lease, Landlord shall construct the Tenant Improvements consisting of approximately 30,000 square feet of office space and approximately 155,841 square feet of manufacturing space, pursuant to the terms and conditions set forth herein.

      C. Construction of the Tenant Improvements shall be performed in four phases outlined on Exhibit D of the Lease. Landlord shall construct approximately 20,000 square feet of office space in Phase I and use its best commercial efforts to deliver Phase I to Tenant prior to the Commencement Date. Phase II, approximately 120,000 square feet of manufacturing space, shall be improved and delivered to Tenant on the Commencement Date. Phase III, approximately 45,841 square feet of manufacturing space, shall be improved and delivered to Tenant on the Expansion Date. Following the Expansion Date, the Landlord shall construct up to 10,000 square feet of offices in Phase IV at such time as is agreed to by the parties.

THEREFORE THE PARTIES AGREE AS FOLLOWS:

      1.    DEFINITIONS.

            a. "Approved Plans" shall mean the Preliminary Space Plan, the Final Space Plan and the Working Drawings as approved by Landlord and Tenant.

            b. "Cost of Improvements" shall mean the total of all hard and soft costs associated with or caused by the construction of the Tenant Improvements, including but not limited to:

                  (i) All architectural and engineering fees and expenses, including those of a sound engineer;

                  (ii) the costs and expenses of installing telephone/data wires and cables to and within the Premises;

                  (iii) Ail contractor and construction manager costs and fees;

                  (iv) All governmental fees and taxes (including permit fees); and

                  (v) All construction costs, including the costs of performing any alterations to other portions of the Building that are required as a result of construction of the Tenant Improvements, including both structural alterations or Building system modifications that are necessary to accommodate the Tenant Improvements and any structural or nonstructural alterations required by any law, ordinance or regulation to the extent such requirement is triggered by construction of the Tenant Improvements or use of the Building.

            c. "Final Space Plan" shall mean a drawing of the Premises showing, in addition to the items shown on the Preliminary Space Plan, locations of electrical, data and telephone outlets, plumbing, millwork, furniture and equipment.

            d. "Preliminary Space Plan" shall mean a drawing of the Premises clearly showing the layout and relationship of all rooms or other divisions of the Premises, depicting partitions, door locations and swings, special equipment locations and requirements, rentable and usable area calculations.

            e.    "Space Planner" shall mean TSH Architects.

            f. "Tenant Allowance" shall mean the amount necessary to construct the Tenant Improvements but in no case in excess of $3,716,820, which allowance shall be paid by Landlord toward the Cost of Improvements and Landlord's overhead and third party costs for supervising such construction, but in no case more than five percent (5%) of the Cost of Improvements shall be paid on account of such supervision.

            g. "Tenant Improvements" shall mean all improvements to be constructed by Landlord for Tenant in the Premises.

            h. "Tenant Loan" shall mean an amount of up to $929,205 which Landlord may lend to Tenant for the purposes of being applied to the Cost of Improvements and which shall be repaid in accordance with the provisions of
Section 7 of this Improvement Agreement.

            i. "Working Drawings" shall mean documents detailing the Tenant Improvements, as shown on the Final Space Plan, and conforming to applicable building and planning codes, complete in form and content and containing sufficient information and detail to allow for competitive bidding or negotiated pricing.

            Other terms are defined in this Improvement Agreement. In addition, terms defined in the Lease have the same meanings where used herein, unless the context otherwise requires.

      2. DESIGN AND CONSTRUCTION. The preparation of the Preliminary and Final Space Plans, the Working Drawings and the construction of the Tenant Improvements shall be performed by designers, engineers, contractors and subcontractors selected and engaged by Landlord, subject to Tenant's approval which shall not be unreasonably withheld or delayed.

      3.    SCHEDULE OF TENANT IMPROVEMENT ACTIVITIES.

            a. Landlord shall submit the Preliminary Space Plan to Tenant for its review. Tenant shall review and approve or disapprove in writing the Preliminary Space Plan within five (5) business days following delivery. If Tenant disapproves the Preliminary Space Plan or any portion thereof, it shall include with its disapproval a statement of the revisions Tenant requests in order to approve the Preliminary Space Plan. Within five (5) business days thereafter Landlord shall submit to Tenant a revised Preliminary Space Plan incorporating the revisions requested by Tenant,

            b. After approval of the Preliminary Space Plan, Landlord shall forthwith cause its architect to prepare the Final Space Plan and upon its completion shall forward it to Tenant for review. Within five (5) business days following Landlord's submission of the Final Space Plan, Tenant shall review and approve or disapprove in writing the Final Space Plan. If Tenant disapproves the Final Space Plan or any portion thereof, Tenant shall include with its notice of disapproval a statement of the revisions Tenant requests in order to approve the Final Space Plan. Within five (5) business days following the date of Tenant's notice, Landlord shall submit to Tenant a revised Final Space Plan incorporating the revisions requested by Tenant.

            c. Following Tenant's approval of the Final Space Plan, Landlord shall proceed immediately with preparation of the Working Drawings, and upon their completion shall submit the Working Drawings to Tenant for review. Within five (5) business days following Tenant's receipt of the Working Drawings, Tenant shall review and approve or disapprove in writing the Working Drawings. If Tenant disapproves the Working Drawings, or any portion thereof, Tenant shall include with its notice of disapproval a statement of the revisions Tenant requests in order to approve the Working Drawings. Within five (5) business days after the date of Tenant's notice, Landlord shall submit to Tenant revised Working Drawings incorporating the revisions requested by Tenant.

            d. Upon Tenant's approval of the Working Drawings, Landlord shall cause application to be made to the appropriate governmental or quasi-governmental authorities for necessary approvals and building permits.

            e. Notwithstanding the five (5) business day limitations for Landlord's response (i) if any changes to the Building structure or systems are proposed which would require structural or mechanical engineering analysis, the time periods for approval shall be extended to ten (10) business days, and (ii) Landlord may, not more than two (2) times during design and construction of the Tenant Improvements, extend Landlord's response time by five (5) additional business days by notifying Tenant by telephone. Tenant shall be considered to have approved the Preliminary Space Plan, Final Space Plan, Working Drawings or Additional Tenant Work if Tenant has not given Landlord written notice of disapproval specifying the grounds for disapproval within the time specified herein.

      4.    TENANT IMPROVEMENT CONSTRUCTION.

            a. All Tenant Improvements to be constructed or installed in the Premises shall be performed by South Bay Construction in accordance with the Approved Plans (subject to such changes as may be required by any governmental agency). Existing improvements in the Premises, if any, may be used or incorporated in the Tenant Improvements on a strictly AS IS basis. Landlord shall not be required to commence work until the Approved Plans are filed with the governmental agencies having jurisdiction thereof and all required building permits have been obtained. Landlord may cause the Approved Plans to be changed as may be required by any governmental agency, or as may be required due to structural or unanticipated field conditions. Landlord shall notify Tenant concerning any such changes promptly after Landlord becomes aware that they are required.

            b. If Tenant desires any change in the Approved Plans or any work in addition to the Tenant Improvements in accordance with the Approved Plans to be performed in the Premises ("Additional Tenant Work"), Tenant, at Tenant's expense, shall cause plans and specifications for such work to be prepared by arranging therefor with Space Planner. All plans and specifications for Additional Tenant Work shall be subject to review and approval by Landlord (which shall not be unreasonably delayed or withheld) to insure, among other things, that the work is compatible with all other construction and all electrical and mechanical systems within the Building. Upon such written request and approval of same by Landlord, Landlord shall submit to Tenant, for approval, a field order describing the change, a cost proposal and a Tenant Improvement Construction Schedule Adjustment. Tenant shall approve the change order, in writing, within two (2) business days following receipt thereof Landlord may refuse to make any changes (and proceed with the work in accordance with the Approved Plans) until Tenant so approves in writing the description of the change, the cost proposal and a Tenant Improvement Construction Schedule Adjustment. If Tenant does not approve the change order, then Landlord may elect
(i) to agree to the change order on Tenant's behalf, (ii) to withdraw the change request on Tenant's behalf, or (iii) to proceed with the Tenant Improvement work in accordance with the Approved Plans, but delaying any portion as reasonably necessary to accommodate the change request. Any time consumed for changes or delays pursuant to clause (iii) above, shall be considered a Tenant Delay and shall not delay the Commencement Date of the Lease. Tenant shall pay to Landlord upon demand all costs actually and reasonably incurred by Landlord in connection with Landlord's review and processing of Tenant's change request (including, without limitation, the fees of space planners, architects, engineers), regardless of whether the requested change is ultimately incorporated in the Tenant Improvements.

            c. Following the Expansion Date, the parties shall agree as to the scope of work and scheduling of the Tenant Improvements to be constructed in Phase IV as outlined in Exhibit D of the Lease. Landlord shall construct such Tenant Improvements in Phase IV in accordance with the terms of this Improvement Agreement, and Landlord shall apply any unused Tenant Allowance and Tenant Loan to the Cost of Improvements for Phase IV.

      5. COMPLETION. The work to be performed by Landlord under this Improvement Agreement shall be deemed substantially completed ("Substantial Completion") on the date on which Landlord delivers to Tenant a certification from Space Planner stating that the Premises are substantially complete and ready for occupancy in accordance with the Approved Plans (modified as provided herein) and that the final building inspection required for subsequent issuance of a temporary certificate of occupancy for the Premises has been completed, or that any remaining work fully described by Space Planner or other representative on a punchlist can reasonably be expected to be completed with due diligence by the Landlord's contractor within sixty (60) days and will not materially adversely affect Tenant's ability to occupy and conduct Tenant's business in the Premises.

      6.    COMMENCEMENT DATE.

            a. The Commencement Date shall be the earliest of (a) the Substantial Completion of the work pursuant to paragraph 5 above, (b) the date Tenant takes possession of the Premises, or (c) the date such Substantial Completion would have occurred but for delays caused by Tenant or its representatives, agents or employees ("Tenant Delays"), including, without limitation, delays caused by (i) any failure of Tenant to comply with the schedule set forth in Section 3 above; (ii) any Additional Tenant Work; (iii) any changes initiated by reason of Tenant's disapproval of cost proposals or resulting in the preparation of revised cost proposals; (iv) field changes to construction work requested or required by Tenant; (v) the delivery, installation or completion of any Tenant cabling or finish work performed by Tenant's employees or agents; (vi) Tenant's failure timely to make any payment as required under this Improvement Agreement or the Lease; (vii) Tenant's requirement for materials, components, finishes or improvements which are not available within a commercially reasonable time; or (viii) any other act or omission of Tenant, its agents or employees.

            b. Notwithstanding any provision contained herein, if an Event of Default occurs under the Lease or this Improvement Agreement at any time prior to Substantial Completion of the Tenant Improvements, then, in addition to all other rights and remedies set forth in the Lease, Landlord shall have the right to cease design and construction of the Tenant Improvements, and such delay shall be deemed a Tenant Delay.

            c. If, for any reason other than Tenant Delays, Landlord fails to deliver possession of the Premises to Tenant on the Commencement Date, or perform any other covenant contained in this Improvement Agreement or in the Lease related to the work described in this Improvement Agreement, this Lease shall not be void or violable, nor shall such failure affect the obligations of Tenant hereunder, except that all rent shall be abated during the period between the Commencement Date and the time when Landlord delivers possession following Substantial Completion of the Premises; provided, however that Tenant may terminate this Lease by written notice to Landlord in the event the Commencement Date has not occurred on or before the date which is ninety (90) days after the Commencement Date (except for reasons attributable to Tenant Delays or causes outside Landlord's control, which shall extend such period proportionately), if such notice of termination is given within five (5) days after expiration of such ninety (90) day period.

      7.    TENANT LOAN.

            a. If the Cost of Improvements exceeds the Tenant Allowance, then the Landlord shall advance the Tenant Loan to Tenant to the Cost of Improvements. The entire amount advanced by Landlord as a Tenant Loan shall be amortized over the initial Lease Term with any and all outstanding balance accruing interest at a rate of twelve percent (12%) per annum from the date of the advance. Tenant shall repay to Landlord the Tenant Loan, plus interest in equal monthly installments commencing on the Commencement Date and continuing until the first day of the last month of the initial Lease Term. If this Lease is terminated for any reason prior to the expiration of the initial Lease Term, then the Tenant Loan shall become due and payable in full on the last day of the Lease. If the Cost of Improvements exceeds the Tenant Allowance and the Tenant Loan, Tenant shall reimburse Landlord for such excess within ten (10) days following Landlord's written demand. If Landlord completes the Tenant Improvements without spending the entire Tenant Allowance, then all of such savings shall be for Landlord's benefit, and Tenant shall have no right to any rebate, credit or reimbursement for any portion of such savings.

            b. Any failure by Tenant to pay any amounts due hereunder shall have the same effect under the Lease as a failure to pay rent. Any such failure, or failure by Landlord or Tenant to perform any of its other obligations hereunder, shall constitute an Event of Default under the Lease entitling the other party to all of its remedies under the Lease, at law and in equity.

      8.    GENERAL.

            a. All drawings, space plans, plans and specifications for any improvements or installations in the Premises are expressly subject to Landlord's prior written approval. Any approval by Landlord or Landlord's architects or engineers of any drawings, plans or specifications prepared on behalf of Tenant shall not in any way bind Landlord or constitute a representation or warranty by Landlord as to the adequacy or sufficiency of such drawings, plans or specifications, or the improvement to which they relate, but such approval shall merely evidence the consent of Landlord to Tenant's drawings, plans or specifications.

            b. Landlord hereby assigns to Tenant all warranties and guaranties relating to the Improvements and the Tenant Improvements, and Tenant hereby waives any and all claims it may have against Landlord relating to or arising out of the construction of the Improvements and Tenant Improvements except as expressly set forth in the Lease.

            c. Tenant hereby designates Buck Hudkins as its sole representative with respect to the matters set forth in this Improvement Agreement, who, until further written notice to Landlord from Tenant, shall have full authority and responsibility to act of behalf of Tenant as required in the Improvement Agreement.

      IN WITNESS WHEREOF, the parties have executed this Tenant Improvement Agreement as of September 19, 1997.

LANDLORD                               TENANT

RNM LAKEVILLE, L.P., a California      ADVANCED FIBRE
Limited Partnership                    COMMUNICATIONS, INC., a Delaware
                                       corporation

      By RNM PETALUMA, INC., a
      California corporation, its
      Managing General Partner
                                       By: /s/ PETER DARBEE
                                           -------------------------------------
                                           Peter Darbee, Chief Financial Officer


      By: /s/ JOHN R. MCNULTY
          ---------------------------------
          John R. McNulty, President

      Date: October 9, 1997
            -------------------------------

                                   EXHIBIT D

                                    PREMISES














                                [MAP OF PREMISE]

                                   EXHIBIT E

                          LIST OF HAZARDOUS MATERIALS

                           BROKER DISCLOSURE STATEMENT

PROPERTY: Cypress Center, 2210 S. McDowell Blvd., Petaluma, California

AMERICANS WITH DISABILITIES ACT: On July 26, 1991, the federal legislation known as the Americans with Disabilities Act (ADA) was signed into law. The purpose of the ADA is to integrate persons with disabilities into the economic and social mainstream of American life. Title III of the ADA applies to landlords and tenants of "places of public accommodation" and "commercial facilities," and requires that places of public accommodation undertake "readily achievable" removal of communication and access barriers to the disabled. This requirement of Title III of the ADA became effective January 26, 1992. Landlord and Tenant should seek expert advice regarding the implications of the Act as it affects this agreement.

HAZARDOUS MATERIALS WARNING: Current and future federal, state and local laws and regulations may require the clean-up of such toxic, hazardous or undesirable materials at the expense of those persons who in the past, present or future have had any interest in the Property including, but, not limited to, current, past and future owners and users of the Property, Landlord and Tenant are advised to consult with independent legal counsel of their choice or other experts, to determine their potential liability.

LIABILITY RELEASE: Meridian Commercial, Inc., and its salespeople in this transaction have no expertise regarding the Americans with Disabilities Act or hazardous materials. Landlord and Tenant agree that they shall each individually release Meridian Commercial, Inc., and its salespeople from any claim, liability, or expense regarding the ADA or hazardous materials.

BROKER: Meridian Commercial, Inc. is the only real estate broker in this transaction and both Landlord and Tenant consent thereto.

"Landlord"                             "Tenant"


RNM LAKEVILLE LP, INC.                 ADVANCED FIBRE COMMUNICATIONS,
By: RNM Petaluma Inc.                  INC.,
Its: Managing General Partner          a Delaware corporation


By /s/ JOHN R. MCNULTY                 By /s/ PETER DARBEE
   ------------------------------         ---------------------------------
   John R. McNulty                        Peter Darbee


Its:  President                        Its: Chief Financial Officer

Date                                   Date
Executed  October 9, 1997              Executed  October 9, 1997
          -----------------------                --------------------------